EXHIBIT (D)(31)

                                  AMENDMENT TO
                             SUB-ADVISORY AGREEMENT

         This AMENDMENT, dated as of October 31, 2003, amends the Sub-Advisory Agreement (as defined below) between Travelers Asset Management International Company LLC (formerly, Travelers Asset Management International Corporation) ("TAMIC"), on behalf of The Travelers Series Trust (the "Trust"), and The Travelers Investment Management Company (the "Sub-Adviser").

                                   WITNESSETH:

         WHEREAS, TAMIC and the Sub-Adviser have previously entered into a sub-advisory agreement with respect to the Disciplined Mid-Cap Stock Portfolio (formerly, The Mid-Cap Disciplined Equity Fund) (the "Portfolio") of the Trust (the "Agreement"), dated January 1, 1997;

         WHEREAS, TAMIC and the Sub-Adviser desire to amend the Agreement as set forth herein;

         NOW THEREFORE, in consideration of the foregoing premises, TAMIC and the Sub-Adviser hereby amend and modify the Agreement:

         1. By adding the following sub-section (ix) to Section 2 of the Agreement entitled Services as Sub-Adviser:

         The Sub-Adviser shall be responsible for voting proxies on securities held by the Portfolio. The Sub-Adviser represents that it has adopted and implemented written policies and procedures reasonably designed to ensure that it will vote proxies in the best interest of the Portfolio and its shareholders, which policies and procedures describe how the Sub-Adviser addresses material conflicts of interest between its interests and those of the Portfolio with respect to proxy voting. The Sub-Adviser shall furnish TAMIC with such information reasonably requested by TAMIC, in such form as may be requested, as is necessary
         (1) for a summary description of the Sub-Adviser's proxy voting policies and procedures to be included in the registration statement with respect to the Trust, and (2) for the proxy voting record for the Portfolio to be filed with the SEC in accordance with the requirements of Form N-PX (or any successor form).

         2. By adding the following new Section 16 to the Sub-Advisory
Agreement:

         16. CONSULTATION WITH OTHER SUB-ADVISERS

         The Sub-Adviser shall not consult with any other sub-adviser to the Portfolio or any sub-adviser to any other investment company or investment company series for which TAMIC serves as investment adviser concerning transactions for the Portfolio in securities or other assets.

         IN WITNESS WHEREOF, this Amendment to the Agreement has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

                                                   Travelers Asset Management
                                                   International Company LLC

                                                   By:  /S/ DAVID A. TYSON
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                                                   As:
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                                                   The Travelers Investment
                                                   Management Company

                                                   By:  /S/ S.A. BHAGAT
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                                                   As:
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